Exhibit 99.1

Sky Petroleum Appoints Agron Xhavo as VP – Albania & Co-Head Geologist

Senior Albanian Geologist joins Sky Petroleum

AUSTIN, Texas--(BUSINESS WIRE)--July 18, 2011--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with activities in Albania and the United Arab Emirates, is pleased to announce the appointment of Agron Xhavo as Vice President – Albania and Co-Head Geologist, effective August 1, 2011.

Mr. Xhavo has over 28 years of petroleum geology experience, and is currently with the National Agency of Natural Resources (“AKBN”) as its Head of Procedures, Petroleum Directory. Prior to AKBN Mr. Xhavo held several positions including: Chief of Administration of Opportunity Albania; Executive Director of the Albanian Commercial Mediation and Arbitration Centre, and Executive Director at the National Petroleum Agency (predecessor to AKBN). Agron holds a Bachelor Degree in Petroleum Geology from the University of Tirana.

"We are very pleased to have Agron join Sky Petroleum Inc. He is as an experienced petroleum geologist with significant knowledge of all aspects of the Albanian oil and gas industry as well as specific understanding of Blocks 4, 5 and Dumre,” said Karim Jobanputra, Sky Petroleum’s chief executive officer.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com